UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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THE DUN & BRADSTREET CORPORATION

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SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

This is a supplement to the definitive proxy statement on Schedule 14A filed by The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”, “D&B” , “we” or “us”), with the Securities and Exchange Commission (“SEC”) on October 2, 2018 (the “Definitive Proxy Statement”). The Definitive Proxy Statement was filed in connection with the special meeting of D&B stockholders to, among other things, approve the Agreement and Plan of Merger, dated as of August 8, 2018 (as amended or modified from time to time, the “merger agreement”), among D&B, Star Parent, L.P. (“Parent”) and Star Merger Sub, Inc. (“Merger Sub”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into D&B and D&B will survive the merger as a wholly owned subsidiary of Parent.

This supplement is being filed by D&B with the SEC to supplement certain information contained in the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Except as otherwise set forth below, the information set forth in the Definitive Proxy Statement remains unchanged. All page references in the information below are to the pages in the Definitive Proxy Statement, and defined terms used but not defined below have the meanings ascribed to them in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

1.

The disclosure in the Definitive Proxy Statement in the section “Summary Term Sheet — The Merger — Antitrust Review Required for the Merger and Other Regulatory Filings” beginning on page 10 is supplemented as follows:

By amending and restating the fourth full paragraph on page 10 to read as follows:

The obligation of the parties to the merger agreement to consummate the merger is also subject to obtaining certain foreign regulatory approvals or the expiration of the waiting period under applicable foreign regulations as set forth in the merger agreement. In connection with the foregoing, a filing was made by certain members of the Investor Group pursuant to Germany’s Chapter VII of the Act against Restraints on Competition (as amended) on September 24, 2018. On October 12, 2018, such members of the Investor Group received notice of approval under Chapter VII of the Act against Restraints on Competition (as amended) of the merger. ~~The waiting period under Germany’s Chapter VII of the Act against Restraints on Competition (as amended) is scheduled to expire on October 24, 2018.~~ A filing ~~will also be~~ was also made on October 18, 2018 with the Russian Federal Antimonopoly Service (the “FAS”) for approval of the merger under the Russian Law on Protection of Competition (as amended). Under Russian law, the FAS is required to act upon a complete application for approval of the merger prior to or on ~~the expiration of a 30-calendar day waiting period from the date of submission of such application~~ November 19, 2018, though the FAS may at such time extend the review period up to 60 additional calendar days. On October 12, 2018, Parent, Affiliates of Parent and certain members of the Investor Group ~~will also~~ delivered a notification to the UK Financial Conduct Authority (the “FCA”) of their intention to acquire control of Dun & Bradstreet Limited, a wholly owned subsidiary of D&B that is regulated by the FCA, under Section 178 of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”), which acquisition of control is subject to the approval of the FCA. On October 17, 2018, Parent received an acknowledgement from the FCA, acknowledging receipt of the notification but indicating that the FCA believes it to be incomplete. Pursuant to the FSMA, the FCA will be deemed to have provided such approval if 60 working days elapse after the FCA acknowledges receipt of a completed change of control notice and the FCA has not advised the applicant that (i) the change of control notice is incomplete or further information is required to complete the assessment, (ii) it proposes to approve the acquisition subject to conditions or (iii) it proposes to object to the acquisition, though the FCA may interrupt the review period for an additional 30 working days as it is completing its assessment.

2.

The disclosure in the Definitive Proxy Statement in the section “Summary Term Sheet — The Merger — Litigation Relating to the Merger” beginning on page 11, and in the section “The Merger Proposal (Proposal 1) – Litigation Relating to the Merger” beginning on page 85 is supplemented as follows:

By adding the following disclosure as a new paragraph to the end of each of those sections:

D&B is hereby disclosing certain additional information in the Definitive Proxy Statement in the sections “The Merger Proposal (Proposal 1) — Background of the Merger”, “The Merger Proposal (Proposal 1) — Opinion of D&B’s Financial Advisor” and “The Merger Proposal (Proposal 1) — Certain Unaudited Prospective Financial Information” (collectively, the “Responsive Disclosures”) in response to the three putative class action complaints and the individual stockholder complaint and solely for the purpose of mooting the allegations contained therein. D&B denies the allegations of the three class action complaints and the individual stockholder complaint, and denies any violations of law. D&B believes that the Definitive Proxy Statement disclosed all material information required to be disclosed therein, and denies that the Responsive Disclosures are material or are otherwise required to be disclosed. D&B is disclosing the Responsive Disclosures solely to avoid the expense and distraction of litigation and, following discussions with counsel for plaintiffs in the Kirk and Bird actions, pursuant to confidential memoranda of understanding that D&B and the other named defendants entered into with the named plaintiffs in three of the four actions on October 27, 2018, and with the named plaintiffs in the fourth action on October 28, 2018. Nothing in the Responsive Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Responsive Disclosures.

3.	The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) – Background of the Merger” beginning on page 39 is supplemented as follows:

By amending and restating the first paragraph on page 46 to read as follows:

Following this presentation, the directors, in consultation with J.P. Morgan and Cleary Gottlieb, discussed a bidding process for a potential sale of D&B. This discussion included discussion of the potential utility of a “go-shop’’ structure with a low break-up fee in the merger agreement to provide an opportunity for D&B to conduct an additional market check after public announcement of a transaction for a sale of D&B. The Board discussed how the go-shop would be of value for market checking interest from any prospective third-party bidders that might be willing to make a more attractive offer to acquire all of the equity of D&B. The Board observed that the go-shop process, however, may be of limited, if any, value with respect to a PIPE transaction, given the typical requirement that only a control transaction, not a PIPE, qualify as a superior proposal for purposes of the go-shop and non-solicitation provisions in the merger agreement, as is customary, and for market checking interest from Financial Sponsor C, Financial Sponsor D and Financial Sponsor E, as each had already conducted due diligence and had had ample opportunity to submit to D&B an informed indication of interest to acquire D&B. The Board discussed how the go-shop would be of value for market checking interest from any prospective third-party bidders that might be willing to make a more attractive offer. The Board observed that the go-shop process, however, may be of limited, if any, value for market checking interest from Financial Sponsor C, Financial Sponsor D and Financial Sponsor E, as each had already conducted due diligence and had had ample opportunity to submit to D&B an informed indication of interest to acquire D&B. The Board instructed management and the Board’s advisors to continue negotiations with each of Financial Sponsor C and Financial Sponsor D about a PIPE transaction, to continue negotiations with CC Capital about its proposal to acquire all of the equity of D&B, to continue to urge each of Financial Sponsor C and Financial Sponsor D to deliver an indication of interest to acquire all of the equity of D&B, and to continue to be responsive to due diligence requests from and provide due diligence access to each of CC Capital, Financial Sponsor C and Financial Sponsor D, as well as reasonable debt and equity financing sources specified by any of them.

4.	The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) — Opinion of D&B’s Financial Advisor” beginning on page 56 is supplemented as follows:

By amending and restating the text of the third paragraph on page 59 as follows:

J.P. Morgan applied the FV / CY2019E EBITDA multiple reference range to D&B’s estimated calendar year 2019 Core EBITDA as provided and approved by D&B management per the Risk-Adjusted High Probability Plan (see “Certain Unaudited Prospective Financial Information” beginning on page 63), subtracting D&B’s net debt of $1.138 billion and minority interest of $16 million as of June 30, 2018 as provided and approved by D&B management, and applied the P / CY2019E EPS multiple reference range to D&B’s estimated EPS for calendar year 2019, as provided and approved by D&B management per the risk-adjusted high probability plan.

By amending and restating the last paragraph on page 60 as follows:

After applying such range to D&B’s LTM Core EBITDA for the period ended June 30, 2018 as provided and approved by D&B management and calculated in the same manner as Core EBITDA under the Risk-Adjusted High Probability Plan (see “Certain Unaudited Prospective Financial Information” beginning on page 63) and subtracting D&B’s net debt of $1.138 billion and minority interest of $16 million as of June 30, 2018, estimated after-tax pension underfunding of $364 million, and estimated after-tax retiree change of control payment of $29 million, all as provided and approved by Company management, the analysis indicated a range of implied per share equity values for D&B common stock (rounded to the nearest $1.00 per share) of $102.00 to $136.00 per share, as compared to the merger consideration of $145.00 per share, D&B’s closing share price of $125.82 on August 7, 2018 (the last trading day prior to the day of the announcement of the merger) and D&B’s closing share price of $111.63 on February 12, 2018 (the last trading day prior to D&B’s quarterly earnings call where D&B indicated that it was “open to considering all options for value creation that may be identified”).

By amending and restating the table on page 61 as follows:

(US$ mm)	2H 2018E	2019E	2020E	2021E	2022E	Terminal Year
Unlevered Free Cash Flow	$124	$254	$321	$390	$447	$472

By amending and restating the third and fourth paragraphs on page 61 as follows:

J.P. Morgan also calculated a range of terminal values of D&B at the end of fiscal year 2022 by applying a perpetual revenue growth rate ranging from 1.50% to 2.00%, based on guidance from D&B management. The unlevered free cash flows and the range of terminal values were then discounted, using mid-year discounting convention, to present value as of June 30, 2018 using a range of discount rates ranging from 8.25% to 8.75%. The range of discount rates was selected by J.P. Morgan based on a range calculated using the capital asset pricing model based on the following assumptions: (i) a risk free rate of 2.9% based on the U.S. 10-year treasury bond yield as of July 16, 2018, (ii) an equity risk premium of 5.25% to 6.25%, (iii) a levered beta of 0.90 to 1.50, (iv) a pre-tax cost of debt of 6.0%, (v) a target debt to total capitalization ratio of 25% and (vi) a tax rate of 24%. This resulted in a range of present value terminal values for D&B of $4.699 billion to $5.466 billion. The sum of these discounted cash flows and terminal values was then adjusted for D&B’s net debt of $1.138 billion and minority interest of $16 million as of June 30, 2018 and estimated after-tax pension underfunding of $364 million, all as provided and approved by D&B management.

This analysis indicated a range of implied per share equity values for D&B common stock (rounded to the nearest $1.00) of $118.00 to $139.00 per share, as compared to the merger consideration of $145.00 per share, D&B’s closing share price of $125.82 on August 7, 2018 (the last trading day prior to the day of the announcement of the merger) and D&B’s closing share price of $111.63 on February 12, 2018 (the last trading day prior to D&B’s quarterly earnings call where D&B indicated that it was “open to considering all options for value creation that may be identified”). This analysis also indicated a range of terminal value to CY2022E EBITDA multiples for D&B of 10.0x to 11.4x.

5.

The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) — Certain Unaudited Prospective Financial Information” beginning on page 63 is supplemented as follows:

By removing the third paragraph on page 64:

~~Summaries of the four plans are set forth below.~~

By adding the following sentence immediately below the heading “Risk-Adjusted High Probability Plan” on page 64:

A summary of the Risk-Adjusted High Probability Plan is below.

By adding the following below the first table under the heading “Risk-Adjusted High Probability Plan” on page 64:

The calculations of Core EBITDA (Post-SBC) and unlevered free cash flow for the Risk-Adjusted High Probability Plan are below.

(US$ mm) (1)	2018E	2019E	2020E	2021E	2022E
Core operating income (Post-SBC) (2)	$481	$429	$495	$560	$613
Total non-core charges (3)	(66)	(59)	(56)	(54)	(48)

GAAP operating income	415	370	439	506	564
GAAP depreciation and amortization	87	90	94	92	88

GAAP EBITDA (Post-SBC)	502	460	533	598	652
Total non-core charges	66	59	56	54	48
Amortization of non-core intangibles	(30)	(29)	(27)	(25)	(16)

Core EBITDA (Post-SBC)	538	490	561	627	684
Amortization of non-core intangibles	30	29	27	25	16

Net non-cash pension adjustments	2	1	1	1	1

Adjusted EBITDAPO (Post-SBC)	570	520	589	653	701
GAAP depreciation and amortization	(87)	(90)	(94)	(92)	(88)
Adjusted EBIT (4)	483	430	495	561	613
Unlevered taxes	(114)	(102)	(118)	(133)	(146)

Unlevered net operating profit after tax	$369	$328	$377	$427	$467
Depreciation and amortization	87	90	94	92	88
Net pension and adjustments	21	37	23	23	24
Tax affected total reengineering payments	(32)	(23)	(20)	(22)	(24)
Capital expenditures	(67)	(80)	(74)	(63)	(57)
Changes in net working capital	(130)	(98)	(80)	(68)	(51)

Unlevered free cash flow	$248	$254	$321	$390	$447

(1)	Prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition. All figures in the above table are rounded to the nearest million.
(2)	“Core operating income (Post-SBC)” is defined as operating income less SBC expenses, excluding Total non-core charges.
(3)	“Total non-core charges” is defined to include restructuring, acquisition-related charges and amortization of certain intangibles.
(4)	“Adjusted EBIT” is defined as earnings before interest and taxes, including non-cash pension expenses.

By adding the following sentence immediately below the heading “Target Base Plan” on page 65:

A summary of the Target Base Plan is below.

By adding the following below the first table under the heading “Target Base Plan” on page 65:

The calculations of Core EBITDA (Post-SBC) and unlevered free cash flows for the Target Base Plan are below.

(US$ mm) (1)	2018E	2019E	2020E	2021E	2022E
Core operating income (Post-SBC)	$481	$466	$555	$635	$703
Total non-core charges	(66)	(59)	(56)	(54)	(48)

GAAP operating income	415	407	500	581	655
GAAP depreciation and amortization	87	90	94	92	88

GAAP EBITDA (Post-SBC)	502	496	594	674	743
Total non-core charges	66	59	56	54	48
Amortization of non-core intangibles	(30)	(29)	(27)	(25)	(16)

Core EBITDA (Post-SBC)	538	527	622	703	774
Amortization of non-core intangibles	30	29	27	25	16
Net non-cash pension adjustments	2	1	1	1	1

Adjusted EBITDAPO (Post-SBC)	570	556	650	728	791
GAAP depreciation and amortization	(87)	(90)	(94)	(92)	(88)
Adjusted EBIT	483	467	556	636	703
Unlevered taxes	(114)	(111)	(132)	(151)	(167)

Unlevered net operating profit after tax	369	356	424	485	536
Depreciation and amortization	87	90	94	92	88
Net pension and adjustments	21	37	23	23	24
Tax affected total reengineering payments	(32)	(23)	(20)	(22)	(24)
Capital expenditures	(67)	(80)	(74)	(63)	(57)
Changes in net working capital	(130)	(98)	(80)	(68)	(51)

Unlevered free cash flow	$248	$282	$367	$447	$515

(1)	Prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition. All figures in the above table are rounded to the nearest million.

By adding the following sentence immediately below the heading “Management 5-Year Plan” on page 65:

A summary of the Management 5-Year Plan is below.

By adding the following below the first table under the heading “Management 5-Year Plan” on page 65:

The calculations of Core EBITDA (Post-SBC) and unlevered free cash flow for the Management 5-Year Plan are below.

(US$ mm) (1)	2018E	2019E	2020E	2021E	2022E
Target Base Plan Core EBITDA (Post-SBC)	$538	$527	$622	$703	$774
EBITDA impact of Hunter initiatives	0	(17)	(5)	20	47

Management 5-Year Plan Core EBITDA (Post-SBC)	$538	$510	$616	$722	$821

(1)	Prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition. All figures in the above table are rounded to the nearest million.

(US$ mm) (1)	2018E	2019E	2020E	2021E	2022E
Unlevered net operating profit after tax	$369	$352	$428	$506	$575
Depreciation and amortization	87	90	94	92	88
Net pension and adjustments	21	37	23	23	24
Tax affected total reengineering payments	(32)	(23)	(20)	(22)	(24)
Capital expenditures	(67)	(80)	(74)	(63)	(57)
Changes in net working capital	(130)	(89)	(67)	(56)	(40)

Unlevered free cash flow	$248	$287	$384	$480	$566

(1)	Prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition. All figures in the above table are rounded to the nearest million.

By adding the following sentence immediately below the heading “Aspirational Plan” on page 65:

A summary of the Aspirational Plan is below.

By adding the following below the first table under the heading “Aspirational Plan” on page 65:

The calculations of Core EBITDA (Post-SBC) and unlevered free cash flow for the Aspirational Plan are below.

(US$ mm) (1)	2018E	2019E	2020E	2021E	2022E
Management 5-Year Plan Core EBITDA (Post-SBC)	$538	$510	$616	$722	$821
EBITDA impact of Growth initiatives	0	(12)	(5)	51	117

Aspirational Plan Core EBITDA (Post-SBC)	$538	$498	$611	$772	$938

(1)	Prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition. All figures in the above table are rounded to the nearest million.

(US$ mm) (1)	2018E	2019E	2020E	2021E	2022E
Unlevered net operating profit after tax	$369	$332	$412	$532	$655
Depreciation and amortization	87	92	99	100	95
Net pension and adjustments	21	37	23	23	24
Tax affected total reengineering payments	(32)	(23)	(20)	(22)	(24)
Capital expenditures	(67)	(93)	(82)	(67)	(58)
Changes in net working capital	(130)	(87)	(66)	(59)	(52)

Unlevered free cash flow	$248	$258	$356	$508	$640

(1)	Prepared in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition. All figures in the above table are rounded to the nearest million.

6.

The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) – Antitrust Review Required for the Merger and Other Regulatory Filings” beginning on page 78 is supplemented as follows:

By amending and restating the final paragraph beginning on page 78 to read as follows:

In connection with the foregoing, a filing was made by certain members of the Investor Group pursuant to Germany’s Chapter VII of the Act against Restraints on Competition (as amended) on September 24, 2018. On October 12, 2018, such members of the Investor Group received notice of approval under Chapter VII of the Act against Restraints on Competition (as amended) of the merger. ~~The waiting period under Germany’s Chapter VII of the Act against Restraints on Competition (as amended) is scheduled to expire on October 24, 2018.~~ A filing ~~will also be~~ was also made on October 18, 2018 with the Russian Federal Antimonopoly Service (the “FAS”) for approval of the merger under the Russian Law on Protection of Competition (as amended). Under Russian law, the FAS is required to act upon a complete application for approval of ~~the merger prior to or on the expiration of a 30-calendar day waiting period from the date of submission of such application~~ November 19, 2018, though the FAS may at such time extend the review period up to 60 additional calendar days. On October 12, 2018, Parent, Affiliates of Parent and certain members of the Investor Group ~~will also~~ delivered a notification to the UK Financial Conduct Authority (the “FCA”) of their intention to acquire control of Dun & Bradstreet Limited, a wholly owned subsidiary of D&B that is regulated by the FCA, under Section 178 of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”), which acquisition of control is subject to the approval of the FCA. On October 17, 2018, Parent received an acknowledgement from the FCA, acknowledging receipt of the notification but indicating that the FCA believes it to be incomplete. Pursuant to the FSMA, the FCA will be deemed to have provided such approval if 60 working days elapse after the FCA acknowledges receipt of a completed change of control notice and the FCA has not advised the applicant that (i) the change of control notice is incomplete or further information is required to complete the assessment, (ii) it proposes to approve the acquisition subject to conditions, or (iii) it proposes to object to the acquisition, though the FCA may interrupt the review period for an additional 30 working days as it is completing its assessment.

*****

Forward-Looking Statements:

Certain statements herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transaction include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed transaction, including the failure of the Company’s stockholders to approve the proposed transaction or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; reliance on third parties to support critical components of the Company’s business model; the Company’s ability to protect its information technology infrastructure against cyber attack and unauthorized access; risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws; customer demand for the Company’s products; risks associated with recent changes in the Company’s executive management team and Board of Directors; the integrity and security of the Company’s global databases and data centers; the Company’s ability to maintain the integrity of its brand and reputation; future laws or regulations with respect to the collection, compilation, storage, use, cross-border transfer, publication and/or sale of information and adverse publicity or litigation concerning the commercial use of such information; the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border, publish and/or sell data; the impact of the announcement of, or failure to complete, the proposed transaction on our relationships with employees, customers, suppliers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It:

The Company has filed with the SEC and mailed to its stockholders a definitive proxy statement in connection with the proposed transaction. We urge investors and security holders to read the proxy statement because it contains important information regarding the proposed transaction. You may obtain a free copy of the proxy statement and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement and other documents filed by the Company with the SEC relating to the proposed transaction for free by accessing the Company’s website at www.dnb.com by clicking on the link for “Investor Relations”, then clicking on the link for “Financial Information” and selecting “SEC Filings.”

Participants in the Solicitation:

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the Company’s definitive proxy statement, which was filed with the SEC on October 2, 2018. You can obtain free copies of these documents from the Company using the information above